EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE
OUTFITTERS

Announces Management Change

Warrendale, PA, August 31, 2005 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) announced today that Laura A. Weil, EVP Finance and CFO is leaving the company to assume the role of Chief Operating Officer at Ann Taylor Stores Corporation. Her resignation is effective September 9, 2005. To ensure a smooth transition, the Company announced that Joan Hilson, Sr. Vice President -- Finance, recently hired and formerly of Limited Brands and Victoria's Secret Stores and Dale Clifton, Vice President/Controller will report to Jim O'Donnell, Chief Executive Officer, until a successor for Weil is formally announced.

"First, I'd like to thank Laura for her contributions and dedication to American Eagle over the years. We wish her success," said O'Donnell. "We are fortunate to have a strong and experienced team of finance professionals at American Eagle. Joan joined us from Limited Brands where she most recently served as CFO at Victoria's Secret Stores, their best performing division. Joan is a CPA and brings more than 15 years of financial experience to her new role at American Eagle, including executive level planning and allocation experience."

O'Donnell noted that Dale Clifton has extensive experience within the American Eagle organization, recently celebrating over 20 years with the Company. As Controller since 1986 and Chief Accounting Officer since 1988, Dale has in-depth knowledge of the industry and AE finances.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 784 AE stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

Company Contact:

Judy Meehan
724-776-4857